Subject to Completion, Pricing Supplement dated April 4, 1997

PROSPECTUS Dated January 24, 1997                 Pricing Supplement No. 23 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-18005
Dated January 24, 1997                                  Dated           , 1997
                                                                Rule 424(b)(3)
                                  $50,000,000
                           Morgan Stanley Group Inc.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes
           Reset Performance Equity-linked Redemption Quarterly-pay
                          Securities ("Reset PERQS")

                          % RESET PERQS DUE APRIL 15, 1999

        Reset PERQS Mandatorily Exchangeable For Shares of Common Stock of
                         ADVANCED MICRO DEVICES, INC.

The    % Reset PERQS due April 15, 1999 (the "Reset PERQS") are Medium-Term
Notes, Series C (Senior Fixed Rate Notes) of Morgan Stanley Group Inc. (the "Company"), as further described below and in the Prospectus Supplement under "Description of Notes - Fixed Rate Notes."

The principal amount of each of the Reset PERQS being offered hereby will be
$      (the Market Price (as defined herein) of the common stock, $0.01 par
value, of Advanced Micro Devices, Inc. ("AMD") on              , 1997) (the
"Initial Price").  The Reset PERQS will mature on April 15, 1999.  Interest on
the Reset PERQS, at the rate of     % of the principal amount per annum
(equivalent to $      per annum per Reset PERQS), is payable quarterly in
arrears on each January 15, April 15, July 15 and October 15, beginning July 15, 1997.

At maturity upon delivery of each Reset PERQS to the Trustee, each
$     principal amount of such Reset PERQS will be applied by the Company as payment for a number of shares of the common stock of AMD (the "AMD Stock") at the then applicable Exchange Ratio. The Exchange Ratio, initially set at 1.0, is subject to adjustment on April 15, 1998 and at maturity in order to cap the value of the AMD Stock to be received upon delivery of the Reset
PERQS at $     per $      principal amount of each Reset PERQS
(      % of the Initial Price).  Solely for purposes of adjustment upon the occurrence of certain corporate events, the number of shares of AMD Stock to be delivered will also be adjusted by an Exchange Factor, initially set at 1.0. See "Exchange at Maturity," "Exchange Factor" and "Antidilution Adjustments" in this Pricing Supplement.

If the Market Price per share of AMD Stock on April 15, 1998 (as defined
herein, the "First Year Closing Price") is less than or equal to       % of
the Initial Price (the "First Year Cap Price"), no adjustment to the Exchange Ratio will be made at such time. If the First Year Closing Price exceeds the First Year Cap Price, the Exchange Ratio will be adjusted so that the new Exchange Ratio will equal the product of (i) the existing Exchange Ratio and
(ii) a fraction the numerator of which will be the First Year Cap Price and the denominator of which will be the First Year Closing Price.  In addition, on April 15, 1998, the Calculation Agent will establish the "Second Year Cap
Price" that will be equal to the greater of (x)        % of the First Year
Closing Price and (y) the First Year Cap Price. If the Market Price at maturity (as defined herein, the "Maturity Price") is less than or equal to the Second Year Cap Price, no further adjustment to the Exchange Ratio will be made. If the Maturity Price exceeds the Second Year Cap Price, the existing Exchange Ratio will be adjusted so that the final Exchange Ratio will equal the product of (i) the existing Exchange Ratio and (ii) a fraction the numerator of which will be the Second Year Cap Price and the denominator of which will be the Maturity Price. See "Exchange at Maturity" and "Hypothetical Payments on the Reset PERQS" in this Pricing Supplement.

The opportunity for appreciation afforded by an investment in the Reset PERQS is less than that afforded by an investment in the AMD Stock because at maturity a holder may receive less than one share of AMD Stock per Reset PERQS if the Exchange Ratio has been adjusted to cap the value of the AMD Stock to be received upon delivery of the Reset PERQS. The value of the AMD Stock received by a holder of the Reset PERQS upon exchange at maturity, determined as described herein, may be more or less than the principal amount of the Reset PERQS. See "Hypothetical Payments on the Reset PERQS" in this Pricing Supplement.

AMD is not affiliated with the Company, is not involved in this offering of Reset PERQS and will have no obligations with respect to the Reset PERQS. See "Historical Information" in this Pricing Supplement for information on the range of Market Prices for AMD Stock.

The Company will cause the Market Price, any adjustments to the Exchange Ratio, the Exchange Factor and any other antidilution adjustments to be determined by the Calculation Agent for The Chase Manhattan Bank, as Trustee under the Senior Debt Indenture.

An investment in the Reset PERQS entails risks not associated with similar investments in a conventional debt security, as described under "Risk Factors" on PS-6 through PS-8 herein.

Application will be made to list the Reset PERQS on the American Stock Exchange ("AMEX"), subject to meeting the AMEX listing requirements. It is not possible to predict whether the Reset PERQS will meet the AMEX listing requirements or trade in the secondary market or if such market will be liquid or illiquid.

                                 ------------
                          PRICE $       A RESET PERQS
                                 ------------

                                                Agent's        Proceeds to
                                                               ------------
                     Price to Public(1)     Commissions(2)      Company(1)
                     -------------------    ---------------    ------------

Per Reset PERQS..             $                    $                $
Total............             $                    $              $


------------
(1) Plus accrued interest, if any, from           , 1997.

(2) The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933.



                             MORGAN STANLEY & CO.

                                Incorporated



INFORMATION CONTAINED IN THIS PRELIMINARY PRICING SUPPLEMENT IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE DELIVERED PRIOR TO THE TIME A FINAL PRICING SUPPLEMENT IS DELIVERED. THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND PROSPECTUS SUPPLEMENT SHALL NOT CONSTITUTE AN
OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                     (This page intentionally left blank)


CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE RESET PERQS OR THE AMD STOCK. SPECIFICALLY, THE AGENT MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE RESET PERQS OR THE AMD STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "SUPPLEMENTAL INFORMATION CONCERNING PLAN OF DISTRIBUTION" AND "USE OF PROCEEDS AND HEDGING."

Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement.

Principal Amount:.............   $50,000,000

Maturity Date:................   April 15, 1999

Interest Rate:................      % per annum (equivalent to $     per annum
                                 per Reset PERQS)

Interest Payment Dates:.......   Each January 15, April 15, July 15 and
                                 October 15, beginning July 15, 1997.

Specified Currency:...........   U.S. Dollars

Issue Price:..................   $          a Reset PERQS

Original Issue Date
(Settlement Date):............             , 1997

CUSIP:........................   617446455

Book Entry Note or
Certificated Note:............   Book Entry

Senior Note or Subordinated
Note:.........................   Senior

Denominations:................   $        and integral multiples thereof

Trustee:......................   The Chase Manhattan Bank

Exchange at Maturity:.........   At maturity (including as a result of
                                 acceleration or otherwise), upon delivery of
                                 each Reset PERQS to the Trustee, each $
                                 principal amount of such Reset PERQS will be
                                 applied by the Company as payment for a
                                 number of shares of AMD Stock at the Exchange
                                 Ratio.  The Exchange Ratio, initially set at
                                 1.0,  is subject to adjustment on April 15,
                                 1998 (or if such date is not a Trading Day on
                                 which no Market Disruption Event occurs, the
                                 immediately succeeding Trading Day on which
                                 no Market Disruption Event occurs (the "First
                                 Year Determination Date")) and at maturity in
                                 order to cap the value of the AMD Stock to be
                                 received upon delivery of the Reset PERQS at
                                 $       per principal amount of each Reset
                                 PERQS (           % of the Initial Price).
                                 Solely for purposes of adjustment upon the occurrence of certain corporate events, the number of shares of AMD Stock to be delivered at maturity will also be adjusted by an Exchange Factor, initially set at 1.0. See
                                 "Exchange Factor" and "Antidilution
                                 Adjustments" below.

                                 If on the First Year Determination Date the
                                 First Year Closing Price is less than or
                                 equal to        % of the Initial Price (the
                                 "First Year Cap Price"), no adjustment to the Exchange Ratio will be made at such time. If the First Year Closing Price exceeds the
                                 First Year Cap Price, the Exchange Ratio will be adjusted so that the new Exchange Ratio will equal the product of (i) the existing Exchange Ratio and (ii) a fraction the numerator of which will be the First Year Cap Price and the denominator of which will be the First Year Closing Price. In addition, on the First Year Determination Date, the
                                 Calculation Agent will establish the "Second
                                 Year Cap Price" that will be equal to the
                                 greater of (x)        % of the First Year
                                 Closing Price and (y) the First Year Cap
                                 Price. Notice of the Second Year Cap Price and of any such adjustment to the Exchange Ratio shall promptly be sent by first-class mail to The Depository Trust Company, New York, New York (the "Depositary"). If the Maturity Price is less than or equal to the Second Year Cap Price, no further adjustment to the Exchange Ratio will be made. If the Maturity Price exceeds the Second Year Cap Price, the existing Exchange Ratio will be adjusted so that the final Exchange Ratio will equal the product of (i) the existing Exchange Ratio and (ii) a fraction the numerator of which will be the Second Year
                                 Cap Price and the denominator of which will be the Maturity Price. See "Hypothetical Payments on the Reset PERQS" below.

                                 All percentages resulting from any
                                 calculation with respect to the Reset PERQS
                                 (and the First Year Cap Price and the Second
                                 Year Cap Price) will be rounded to the
                                 nearest one hundred-thousandth of a
                                 percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to
                                 9.87655% (or .0987655)), and all dollar
                                 amounts related to payments at maturity
                                 resulting from such calculation will be
                                 rounded to the nearest cent with one-half cent being rounded upwards.

                                 The Company shall, or shall cause the
                                 Calculation Agent to, (i) provide written notice to the Trustee and to the Depositary, on or prior to 10:30 a.m. on the Trading Day immediately prior to maturity of the Reset PERQS, of the amount of AMD Stock to be delivered with respect to each $ principal amount of each Reset PERQS and (ii) deliver such shares of AMD Stock (and cash in respect of interest and any fractional shares of AMD Stock) to the Trustee for delivery to the holders. The Calculation Agent shall determine the Exchange Ratio applicable at the maturity of the Reset PERQS and calculate the Exchange Factor. References to payment "per Reset PERQS" refer to each $
                                       principal amount of any Reset PERQS.

No Fractional Shares: ........   Upon delivery of the Reset PERQS to the
                                 Trustee at maturity (including as a result of acceleration or otherwise), the Company will pay cash in lieu of issuing fractional shares of AMD Stock in an amount equal to the corresponding fractional Market Price of such fraction of a share of AMD Stock as determined by the Calculation Agent as of the second scheduled Trading Day prior to maturity of the Reset PERQS.

Initial Price:................   $

First Year Closing Price:.....   First Year Closing Price means the product of
                                 (i) the Market Price of one share of AMD
                                 Stock and (ii) the Exchange Factor, each determined as of the First Year Determination
                                 Date.

Maturity Price:...............   Maturity Price means the product of (i) the
                                 Market Price of one share of AMD Stock and
                                 (ii) the Exchange Factor, each determined as of the second scheduled Trading Day immediately prior to maturity.

First Year Cap Price:.........   $        (           % of the Initial Price)

Second Year Cap Price:........   Second Year Cap Price means the greater of
                                 (x)        % of the First Year Closing Price
                                 and (y) the First Year Cap Price.  See
                                 "Exchange at Maturity" above.

Exchange Factor:..............   The Exchange Factor will be set initially at
                                 1.0, but will be subject to adjustment upon the occurrence of certain corporate events through and including the second scheduled
                                 Trading Day immediately prior to maturity.
                                 See "Antidilution Adjustments" below.

Market Price:.................   If AMD Stock (or any other security for which
                                 a Market Price must be determined) is listed on a national securities exchange, is a security of The Nasdaq National Market
                                 ("NASDAQ NMS") or is included in the OTC
                                 Bulletin Board Service ("OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc. (the "NASD"), the
                                 Market Price for one share of AMD Stock (or one unit of any such other security) on any Trading Day means (i) the last reported sale price, regular way, on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which AMD Stock (or such other security) is listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable, the last reported sale price on the over-the-counter market as reported on the NASDAQ NMS or OTC
                                 Bulletin Board on such day. If the last reported sale price is not available pursuant to clause (i) or (ii) of the preceding sentence, the Market Price for any Trading
                                 Day shall be the mean, as determined by the Calculation Agent, of the bid prices for AMD
                                 Stock (or such other security) obtained from as many dealers in such stock, but not exceeding three, as will make such bid prices available to the Calculation Agent. The term
                                 "NASDAQ NMS security" shall include a
                                 security included in any successor to such system and the term "OTC Bulletin Board
                                 Service" shall include any successor service thereto.

Trading Day:..................   A day, as determined by the Calculation
                                 Agent, on which trading is generally
                                 conducted (i) on the New York Stock Exchange
                                 ("NYSE"), the AMEX and the NASDAQ NMS, (ii) on the Chicago Mercantile Exchange, (iii) on the Chicago Board of Options Exchange and
                                 (iv) in the over-the-counter market for
                                 equity securities in the United States.

Acceleration Event:...........   If on any date the product of the Market
                                 Price per share of AMD Stock and the Exchange
                                 Factor is less than $2.00, the maturity date of the Reset PERQS will be deemed to be accelerated to such date, and each $ principal amount of each Reset PERQS will be applied by the Company as payment for a number of shares of AMD Stock at the then current Exchange Ratio, as adjusted by the then current Exchange Factor. See also
                                 "Antidilution Adjustments" below.

Calculation Agent:............   Morgan Stanley & Co. Incorporated and its
                                 successors ("MS & Co.")

                                 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Reset PERQS, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Factor or other antidilution adjustments or determining any Market Price or whether a Market Disruption Event has occurred. MS & Co. is obligated to carry out its duties as Calculation Agent in good faith using its reasonable judgment.
                                 See "Antidilution Adjustments" and "Market
                                 Disruption Event" below.

Risk Factors:.................   An investment in the Reset PERQS entails
                                 significant risks not associated with similar investments in a conventional debt security, including the following:

                                 The Reset PERQS combine features of equity and debt instruments. For example, the terms of the Reset PERQS differ from those of debt securities in that the value of the AMD Stock that a holder of the Reset PERQS will receive upon mandatory exchange of the principal amount thereof at maturity is not fixed, but is based on the price of the AMD Stock on the First Year Determination Date and at maturity of the Reset PERQS. Because the price of the AMD Stock is subject to market fluctuations and because the Exchange Ratio will be adjusted to cap the value of the AMD Stock to be received upon delivery of the Reset PERQS, the value of the AMD Stock received by a holder of Reset PERQS upon exchange at maturity, determined as described herein, may be more or less than the principal amount of the Reset PERQS. The amount receivable upon exchange will be less than the principal amount of the Reset PERQS if the Maturity Price of the AMD Stock is (x) less than the Initial Price or (y) not sufficiently above the Initial Price following any adjustment of the Exchange Factor on the First Year Determination Date. In either case, an investment in the Reset PERQS would result in a loss. See "Hypothetical Payments on the Reset PERQS" below.

                                 The opportunity for capital appreciation
                                 afforded by an investment in the Reset PERQS
                                 is less than that afforded by an investment in AMD Stock because of the First and Second
                                 Year Cap Prices and because at maturity a
                                 holder may receive less than one share of AMD Stock per Reset PERQS if the Exchange Ratio has been adjusted to cap the value of the AMD Stock to be received upon delivery of the Reset PERQS. In addition, because the Exchange Ratio and the Maturity Price are determined as of the second scheduled Trading Day prior to maturity of the Reset PERQS and because the price of AMD Stock may fluctuate after such Trading Day and prior to its delivery at maturity, the value of any AMD Stock delivered at maturity may be less than the value of such AMD Stock on such Trading Day. The amount payable at maturity with respect to each Reset PERQS, determined as of the second scheduled Trading Day prior to maturity, will not under any circumstances
                                 exceed $          per Reset PERQS.

                                 Although the amount that holders of the Reset PERQS are entitled to receive at maturity is subject to adjustment for certain corporate events, such adjustments do not cover all events that could affect the Market Price of the AMD Stock, including, without limitation, the occurrence of a partial tender or exchange offer for the AMD Stock by AMD or any third party. Such other events may adversely affect the market value of the Reset PERQS.

                                 There can be no assurance as to how the Reset PERQS will trade in the secondary market or whether such market will be liquid or illiquid. Securities with characteristics similar to the Reset PERQS are novel securities, and there is currently no secondary market for the Reset PERQS. The market value for the Reset PERQS will be affected by a number of factors in addition to the creditworthiness of the Company and the value of AMD Stock, including, but not limited to, the volatility of AMD Stock, the dividend rate on AMD Stock, market interest and yield rates and the time remaining to the maturity of the Reset PERQS. In addition, the value of AMD Stock depends on a number of interrelated factors, including economic, financial and political events, that can affect the capital markets generally and the market segment of which AMD is a part and over which the Company has no control. The market value of the Reset PERQS is expected to depend primarily on changes in the Market Price of AMD Stock. The price at which a holder will be able to sell Reset PERQS prior to maturity may be at a discount, which could be substantial, from the principal amount thereof, if, at such time, the Market Price of AMD Stock is below, equal to or not sufficiently above the Initial Price. The historical Market Prices of AMD Stock should not be taken as an indication of AMD Stock's future performance during the term of any Reset PERQS.

                                 The Company is not affiliated with AMD and, although the Company as of the date of this Pricing Supplement does not have any material non-public information concerning AMD, corporate events of AMD, including those described below in "Antidilution Adjustments," are beyond the Company's ability to control and are difficult to predict.

                                 AMD is not involved in the offering of the Reset PERQS and has no obligations with respect to the Reset PERQS, including any obligation to take the interests of the Company or of holders of Reset PERQS into consideration for any reason. AMD will not receive any of the proceeds of the offering of the Reset PERQS made hereby and is not responsible for, and has not participated in, the determination of the timing of, prices for or quantities of, the Reset PERQS offered hereby.

                                 Holders of the Reset PERQS will not be
                                 entitled to any rights with respect to the AMD Stock (including, without limitation, voting rights, the rights to receive any dividends or other distributions in respect thereof and the right to tender or exchange AMD Stock in any partial tender or exchange offer by AMD or any third party) until such time as the Company shall deliver shares of AMD Stock to holders of the Reset PERQS at maturity.

                                 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Reset PERQS, including with respect to certain adjustments to the Exchange Factor and other antidilution adjustments that may influence the determination of the amount of AMD Stock or other property receivable at the maturity of the Reset PERQS. See "Antidilution Adjustments" and "Market Disruption Event."

                                 It is suggested that prospective investors who consider purchasing the Reset PERQS should reach an investment decision only after carefully considering the suitability of the Reset PERQS in light of their particular circumstances.

                                 Investors should also consider the tax
                                 consequences of investing in the Reset PERQS. No statutory, judicial or administrative authority definitively addresses the characterization for U.S. federal income tax purposes of the Reset PERQS or instruments similar to the Reset PERQS. As a result, significant aspects of the U.S. federal income tax treatment of an investment in the Reset PERQS are uncertain. No ruling has been or will be requested from the Internal Revenue Service ("IRS") with respect to the Reset PERQS and no assurance can be given that the IRS or a court will agree with the analysis set forth herein. See "United States Federal Taxation" below.

Antidilution Adjustments:.....   The Exchange Factor will be adjusted as
                                 follows:

                                 1. If AMD Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of AMD Stock.

                                 2.  If AMD Stock is subject to a stock
                                 dividend (issuance of additional shares of AMD Stock) that is given ratably to all holders of shares of AMD Stock, then once the dividend has become effective and AMD Stock is trading ex-dividend, the Exchange Factor will be adjusted so that the new Exchange Factor shall equal the prior Exchange Factor plus the product of (i) the number of shares issued with respect to one share of AMD Stock and (ii) the prior Exchange Factor.

                                 3.  There will be no adjustments to the
                                 Exchange Factor to reflect cash dividends or other distributions paid with respect to AMD Stock other than distributions described in clause (v) of paragraph 5 below and Extraordinary Dividends as described below.
                                 A cash dividend or other distribution with respect to AMD Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for AMD Stock by an amount equal to at least 10% of the Market Price of AMD Stock on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to AMD Stock, the Exchange Factor with respect to AMD Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Factor will equal the product of (i) the then current Exchange Factor and (ii) a fraction, the numerator of which is the Market Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price on the Trading Day preceding the ex-dividend date exceeds the
                                 Extraordinary Dividend Amount.  The
                                 "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for AMD Stock will equal (i) in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for AMD Stock or
                                 (ii) in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on the AMD Stock described in clause (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall cause an adjustment to the Exchange Factor pursuant only to clause (v) of paragraph 5.

                                 4.  If AMD issues rights or warrants to all
                                 holders of AMD Stock to subscribe for or purchase AMD Stock at an exercise price per share less than the Market Price of the AMD Stock on both (i) the date the exercise price of such rights or warrants is determined and
                                 (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Reset PERQS, then the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and a fraction, the numerator of which shall be the number of shares of AMD Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of AMD Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of AMD Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of AMD Stock which the aggregate offering price of the total number of shares of AMD Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Market Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Market Price.

                                 5.  If (i) there occurs any reclassification
                                 of AMD Stock, (ii) AMD or any surviving
                                 entity or subsequent surviving entity of AMD
                                 (a "AMD Successor") has been subject to a
                                 merger, combination or consolidation and is
                                 not the surviving entity, (iii) any statutory exchange of securities of AMD or any AMD Successor with another corporation occurs (other than pursuant to clause (ii) above),
                                 (iv) AMD is liquidated, (v) AMD issues to all of its shareholders equity securities of an issuer other than AMD (other than in a transaction described in clauses (ii), (iii) or (iv) above) (a "Spin-off Event") or (vi) a tender or exchange offer is consummated for all the outstanding shares of AMD Stock (any such event in clauses (i) through (vi) a "Reorganization Event"), the method of determining the amount payable upon exchange at maturity for each Reset PERQS will be adjusted to provide that each holder of Reset PERQS will receive at maturity, in respect of
                                 each $        principal amount of each Reset
                                 PERQS, securities, cash or any other assets distributed in any such Reorganization Event, including, in the case of a Spin-off Event, the share of AMD Stock with respect to which the spun-off security was issued (collectively, the "Exchange Property") in an amount with a value equal to (a) if the Exchange Ratio has not been adjusted prior to maturity, the Transaction Value or (b) if the Exchange Ratio has been adjusted, an amount equal to the product of the final Exchange Ratio and the Transaction Value. In addition, following a Reorganization Event, the method of determining the Maturity Price will be adjusted so that the Maturity Price will mean the Transaction Value as of the second scheduled Trading Day immediately prior to maturity, and if the Reorganization Event occurs prior to the First Year Determination Date, the First Year Closing Price will mean the Transaction Value determined as of the First Year Determination Date. Notwithstanding the above, if the Exchange Property received in any such Reorganization Event consists only of cash, the maturity date of the Reset PERQS will be deemed to be accelerated to the date on which such cash is distributed to holders of AMD Stock and holders will receive in lieu of any AMD Stock and as liquidated damages in full satisfaction of the Company's obligations under the Reset PERQS the product of (i) the Transaction Value as of such date and (ii) the then current Exchange Ratio adjusted as if such date were the next to occur of either the First Year Determination Date or the second scheduled Trading Day prior to maturity. If Exchange Property consists of more than one type of property, holders of Reset PERQS will receive at maturity a pro rata share of each such type of Exchange Property. "Transaction Value" at any date means (i) for any cash received in any such Reorganization Event, the amount of cash received per share of AMD Stock, as adjusted by the Exchange Factor, (ii) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent, as of the date of receipt, of such Exchange
                                 Property received for each share of AMD
                                 Stock, as adjusted by the Exchange Factor and
                                 (iii) for any security received in any such Reorganization Event, an amount equal to the Market Price, as of the date on which the Transaction Value is determined, per share of such security multiplied by the quantity of such security received for each share of AMD Stock, as adjusted by the Exchange Factor.

                                 For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer for all Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer). In the event of a tender or exchange offer with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                 No adjustments to the Exchange Factor will be required unless such adjustment would require a change of at least 0.1% in the Exchange Factor then in effect. The Exchange Factor resulting from any of the adjustments specified above will be rounded to the nearest one thousandth with five ten-thousandths being rounded upward.

                                 No adjustments to the Exchange Factor or method of calculating the Exchange Ratio will be made other than those specified above.
                                 The adjustments specified above do not cover all events that could affect the Market Price of the AMD Stock, including, without limitation, a partial tender or exchange offer for the AMD Stock.

                                 NOTWITHSTANDING THE FOREGOING, THE AMOUNT
                                 PAYABLE BY THE COMPANY AT MATURITY WITH
                                 RESPECT TO EACH RESET PERQS, DETERMINED AS OF THE SECOND SCHEDULED TRADING DAY PRIOR TO MATURITY, WILL NOT UNDER ANY CIRCUMSTANCES
                                 EXCEED $       PER RESET PERQS OR AN AMOUNT OF
                                 AMD STOCK HAVING AN EQUIVALENT VALUE AS OF
                                 SUCH SECOND SCHEDULED TRADING DAY.

                                 The Calculation Agent shall be solely
                                 responsible for the determination and
                                 calculation of any adjustments to the Exchange Factor or method of calculating the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 above, and its determinations and calculations with respect thereto shall be conclusive.

                                 The Calculation Agent will provide
                                 information as to any adjustments to the Exchange Factor or method of calculating the Exchange Ratio upon written request by any holder of the Reset PERQS.

Market Disruption Event:......   "Market Disruption Event" means, with respect
                                 to AMD Stock:

                                 (i) a suspension, absence or material
                                 limitation of trading of AMD Stock on the primary market for AMD Stock for more than two hours of trading or during the one-half hour period preceding the close of trading in such market; or the suspension or material limitation on the primary market for trading in options contracts related to AMD Stock, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                 (ii) a determination by the Calculation Agent in its sole discretion that the event described in clause (i) above materially interfered with the ability of the Company or any of its affiliates to unwind all or a material portion of the hedge with respect to the Reset PERQS.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred: (1) a
                                 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant option contract will not constitute a Market Disruption Event, (3) limitations pursuant to New York Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by the New York Stock Exchange, any other self-regulatory organization or the
                                 Securities and Exchange Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading,
                                 (4) a suspension of trading in an options contract on AMD Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in options contracts related to AMD Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to AMD Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in case of an Event of
Default:.......................  In case an Event of Default with respect to the Reset PERQS shall have occurred and be continuing, holders will be entitled to receive, upon any acceleration of the Reset PERQS, an amount determined by MS & Co., as Calculation Agent, equal to the Issue Price of each Reset PERQS, plus any accrued interest to, but not including, the date of acceleration.

AMD Stock; Public
Information:...................  AMD designs, develops, manufactures and markets industry-standard integrated circuits for use by manufacturers of a broad range of electronic equipment and systems. AMD Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the "Commission"). Information provided to or filed with the Commission is available at the offices of the Commission specified under "Available Information" in the accompanying Prospectus. In addition, information regarding AMD may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The Company makes no representation or warranty as to the accuracy or completeness of such reports.

                                 THIS PRICING SUPPLEMENT RELATES ONLY TO THE
                                 RESET PERQS OFFERED HEREBY AND DOES NOT
                                 RELATE TO AMD STOCK OR OTHER SECURITIES OF
                                 AMD.  ALL DISCLOSURES CONTAINED IN THIS
                                 PRICING SUPPLEMENT REGARDING AMD ARE DERIVED
                                 FROM THE PUBLICLY AVAILABLE DOCUMENTS
                                 DESCRIBED IN THE PRECEDING PARAGRAPH.
                                 NEITHER THE COMPANY NOR THE AGENT HAS
                                 PARTICIPATED IN THE PREPARATION OF SUCH
                                 DOCUMENTS OR MADE ANY DUE DILIGENCE INQUIRY
                                 WITH RESPECT TO AMD IN CONNECTION WITH THE
                                 OFFERING OF THE RESET PERQS.  NEITHER THE
                                 COMPANY NOR THE AGENT MAKES ANY
                                 REPRESENTATION THAT SUCH PUBLICLY AVAILABLE
                                 DOCUMENTS OR ANY OTHER PUBLICLY AVAILABLE
                                 INFORMATION REGARDING AMD ARE ACCURATE OR
                                 COMPLETE.  FURTHERMORE, THERE CAN BE NO
                                 ASSURANCE THAT ALL EVENTS OCCURRING PRIOR TO
                                 THE DATE HEREOF (INCLUDING EVENTS THAT WOULD
                                 AFFECT THE ACCURACY OR COMPLETENESS OF THE
                                 PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH) THAT WOULD AFFECT THE TRADING PRICE OF AMD (AND THEREFORE THE INITIAL PRICE, THE FIRST YEAR CAP PRICE AND THE MAXIMUM APPRECIATION AMOUNT) HAVE BEEN PUBLICLY DISCLOSED. SUBSEQUENT DISCLOSURE OF ANY SUCH EVENTS OR THE DISCLOSURE OF OR FAILURE TO DISCLOSE MATERIAL FUTURE EVENTS CONCERNING AMD COULD AFFECT THE VALUE RECEIVED AT MATURITY WITH RESPECT TO THE RESET PERQS AND THEREFORE THE TRADING PRICES OF THE RESET PERQS.

                                 NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY PURCHASER OF RESET PERQS AS TO THE PERFORMANCE OF AMD STOCK.

                                 The Company or its affiliates may presently or from time to time engage in business with AMD including extending loans to, or making equity investments in, AMD or providing advisory services to AMD, including merger and acquisition advisory services. In the course of such business, the Company or its affiliates may acquire non-public information with respect to AMD and, in addition, one or more affiliates of the Company may publish research reports with respect to AMD. The Company does not make any representation to any purchaser of Reset PERQS with respect to any matters whatsoever relating to AMD. Any prospective purchaser of a Reset PERQS should undertake an independent investigation of AMD as in its judgment is appropriate to make an informed decision with respect to an investment in AMD Stock.

Historical Information:.......   The following table sets forth the high and
                                 low Market Price during 1994, 1995, 1996 and
                                 1997 through April 3, 1997. The Market Price on April 3, 1997 was $ 37 7/8. The Market
                                 Prices listed below were obtained from
                                 Bloomberg Financial Markets and the Company believes such information to be accurate. The historical prices of AMD Stock should not be taken as an indication of future performance, and no assurance can be given that the price of AMD Stock will not decrease so that the beneficial owners of the Reset PERQS will receive at maturity shares of AMD Stock worth less than the principal amount of the Reset
                                 PERQS. Nor can assurance be given that the price of AMD Stock will increase above the Initial Price so that at maturity the beneficial owners of the Reset PERQS will receive an amount in excess of the principal amount of the Reset PERQS.

         AMD              High            Low
         ---              ----            ---
(CUSIP 00790310)

1994:
First Quarter.........   31 1/4          17 5/8
Second Quarter........   31              23 5/8
Third Quarter.........   30              24 5/8
Fourth Quarter........   26 5/8          22 1/2

1995:
First Quarter.........   35 1/8          25 1/8
Second Quarter........   38 5/8          32 7/8
Third Quarter.........   36 1/4          29 1/8
Fourth Quarter........   29              16 1/2

1996:
First Quarter.........   21              16 1/2
Second Quarter........   19 1/2          13 1/4
Third Quarter.........   16              10 1/2
Fourth Quarter........   28              14 1/4

1997:
First Quarter.........   47 3/8          27 1/8

Second Quarter
  (through April 3,
    1997).............   39 5/8          37 7/8


                                 In 1995, AMD paid a cash dividend of $0.01 per share of AMD Stock to redeem preferred stock purchase rights issued to the holders of AMD Stock in 1990. The Company makes no representation as to the amount of dividends, if any, that AMD will pay in the future. In any event, holders of the Reset PERQS will not be entitled to receive dividends, if any, that may be payable on AMD Stock.

Use of Proceeds and Hedging:..   The net proceeds to be received by the
                                 Company from the sale of the Reset PERQS will be used for general corporate purposes and, in part, by the Company or one or more of its affiliates in connection with hedging the Company's obligations under the Reset PERQS.
                                 See also "Use of Proceeds" in the accompanying
                                 Prospectus.

                                 On or prior to the date of this Pricing
                                 Supplement, the Company, through its
                                 subsidiaries or others, may hedge its
                                 anticipated exposure in connection with the Reset PERQS by taking positions in AMD Stock, in options contracts on AMD Stock listed on major securities markets or positions in any other instruments that it may wish to use in connection with such hedging. In the event that the Company pursues such a hedging strategy, the price at which the Company is able to purchase such positions may be a factor in determining the pricing of the Reset PERQS. Purchase activity could potentially increase the price of AMD Stock, and therefore effectively increase the level to which AMD Stock must rise before a holder of a Reset PERQS would receive at maturity an amount of AMD Stock worth as much as or more than the principal amount of the Reset PERQS. Although the Company has no reason to believe that its hedging activity will have a material impact on the price of AMD Stock, there can be no assurance that the Company will not affect such price as a result of its hedging activities. The Company, through its subsidiaries, is likely to modify its hedge position throughout the life of the Reset PERQS by purchasing and selling the securities and instruments listed above and any other available securities and instruments.

Supplemental Information
Concerning Plan of
Distribution:.................   In order to facilitate the offering of the
                                 Reset PERQS, the Agent may engage in
                                 transactions that stabilize, maintain or otherwise affect the price of the Reset PERQS or the AMD Stock. Specifically, the Agent may overallot in connection with the offering, creating a short position in the Reset PERQS for its own account. In addition, to cover allotments or to stabilize the price of the Reset PERQS, the Agent may bid for, and purchase, the Reset PERQS or the AMD Stock in the open market. See "Use of Proceeds and Hedging" above.

United States Federal
Taxation:......................  The following discussion is based upon the opinion of the Company's counsel, Shearman &
                                 Sterling, as to certain of the material U.S.
                                 federal income tax considerations with
                                 respect to the acquisition, ownership and disposition of Reset PERQS by an initial purchaser thereof. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Except as specifically set forth herein, this summary deals only with "U.S. Holders" (as defined below) who or that purchase the Reset PERQS at the issue price thereof and hold the Reset PERQS as capital assets. Furthermore, this summary does not discuss all aspects of U.S. federal income taxation that may be applicable to particular investors in light of their individual circumstances, or to investors subject to special treatment under U.S. federal income tax law (including, for example, life insurance companies, dealers in securities, financial institutions, tax-exempt organizations, persons having a functional currency other than the U.S. dollar, persons holding Reset PERQS as a position in a "straddle" or conversion transaction, or as part of a "synthetic security," a hedging transaction or other integrated financial transaction). This summary also does not address the state, local or foreign tax consequences of an investment in Reset PERQS. As the tax law in this area is technical and complex, the discussion below necessarily represents only a general summary.

                                 As used herein, the term "U.S. Holder" means an initial purchaser of a Reset PERQS who or that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created in or organized under the laws of the United States or of any political subdivision thereof,
                                 (iii) an estate the income of which is
                                 subject to U.S. federal income taxation
                                 regardless of its source, or (iv) a trust if both (A) a United States court is able to exercise primary supervision over the administration of the trust, and (B) one or more United States trustees or fiduciaries have the authority to control all substantial decisions of the trust.

                                 Under current U.S. federal income tax law, it is unclear whether the Reset PERQS will be treated, in whole or in part, as forward contracts to purchase AMD Stock, as indebtedness of the Company, as one or more options or other derivative instruments, or as a combination thereof. It is also unclear how the stated interest on the Reset PERQS will be characterized and, in particular, the extent to which a U.S. Holder will be taxable on the full amount of the stated interest on the Reset PERQS. No statutory, judicial or administrative authority definitively addresses the characterization for U.S. federal income tax purposes of the Reset PERQS or instruments similar to the Reset PERQS. As a result, significant aspects of the U.S. federal income tax treatment of an investment in the Reset PERQS are uncertain. No ruling has been or will be requested from the IRS with respect to the Reset PERQS and no assurance can be given that the IRS or a court will agree with the analysis set forth herein. ACCORDINGLY, PROSPECTIVE INVESTORS IN THE RESET PERQS SHOULD CONSULT THEIR OWN TAX ADVISORS IN DETERMINING THE TAX CONSEQUENCES OF INVESTMENTS IN THE RESET PERQS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS.

                                 Pursuant to the terms of the Reset PERQS, the Company and all holders of the Reset PERQS agree (in the absence of an administrative ruling or judicial determination to the contrary) to treat the Reset PERQS as a forward contract for the purchase of AMD
                                 Stock at maturity (including as a result of
                                 acceleration other than on an Event of
                                 Default) coupled with an interest bearing cash deposit pledged by the holders to the
                                 Company. For this purpose, the Company has
                                 determined that      % of the stated interest
                                 on the Reset PERQS is payable in respect of
                                 such cash deposit.  This determination is
                                 based on the Company's judgment as to, among
                                 other things, the Company's normal borrowing
                                 cost and the value of the forward contract
                                 and no assurance can be given that such
                                 determination will not be challenged by the
                                 IRS.  On this basis, the remainder of the
                                 stated interest on the Reset PERQS would
                                 represent a payment which is attributable, in whole or in part, to the holders having entered into such forward contract. Under this characterization, for U.S. federal income tax purposes (i) the Company and each
                                 holder of the Reset PERQS would treat the
                                 Issue Price paid to the Company in respect of the original issuance of the Reset PERQS as allocable in its entirety to a cash deposit attributable to such forward contract; (ii) amounts denominated as interest on the Reset PERQS would be treated (A) in part as
                                 interest payable at a rate of     % per
                                 annum, compounded quarterly, on the amount of such cash deposit (and includible annually in the income of a U.S. Holder as interest income in accordance with such holder's method of accounting) and (B) in part as a payment arising as a result of the forward contract ("Excess Interest"); and (iii) a U.S. Holder's tax basis in any Reset PERQS would equal the Issue Price of the Reset PERQS (increased by the amount, if any, which is required to be included in income as a non-cash payment for having entered into the forward contract and decreased by that portion, if any, of the stated interest on the Reset PERQS which constitutes a nontaxable return of capital). The Excess Interest payable on the Reset PERQS may constitute taxable income to a holder, a nontaxable return of capital or combination thereof. While the timing of the income inclusion, if any, in respect to the Excess Interest is uncertain, for IRS information reporting purposes, the Company intends to take the position that the full amount of the Excess Interest on the Reset PERQS constitutes taxable income to the holders upon payment.

                                 In addition, under the characterization of the Reset PERQS described above, a U.S. Holder would recognize no gain or loss upon the delivery of the AMD Stock at maturity, other than capital gain or loss with respect to any cash received in lieu of fractional shares in an amount equal to the difference between the cash received and the portion of the tax basis of the Reset PERQS allocable to such fractional shares. A U.S. Holder would have a tax basis in the AMD Stock received equal to such holder's tax basis in the Reset PERQS less the portion thereof allocable to the fractional shares. Alternatively, if, at maturity, the Company is unable to deliver the AMD Stock, a U.S. Holder would recognize gain or loss, as the case may be, to the extent that the portion of the Exchange Property consisting of cash, if any, differs in amount from such holder's tax basis in the Reset PERQS allocable to such cash.

                                 If a U.S. Holder sells or otherwise disposes of a Reset PERQS prior to maturity, such holder generally would, under the characterization of the Reset PERQS described above, recognize gain or loss equal to the difference between the amount realized on the sale or other disposition and the U.S. Holder's tax basis in the Reset PERQS. Such gain or loss would generally be capital gain or loss (except to the extent attributable to accrued but unpaid interest which would be taxable as such) and would be long term capital gain or loss if the U.S. Holder has held the Reset PERQS for more than one year at the time of disposition.

                                 Although counsel does not believe that it is more likely, it is possible that the Reset PERQS would be treated as debt instruments, the principal amount of which is dependent upon the future value of AMD Stock. In such case, the Reset PERQS would be subject to the "original issue discount" provisions of the Code and the Treasury regulations issued thereunder, and a U.S. Holder would be required to accrue interest income on the Reset PERQS as set forth below. First, at the time the Reset PERQS are issued, the Company would be required to determine a "comparable yield" for the Reset PERQS which takes into account the yield at which the Company would issue a fixed rate debt instrument with terms similar to those of the Reset PERQS (excluding any adjustments for liquidity or for the riskiness of the contingencies). Based on that comparable yield and the Issue Price of the Reset PERQS, a U.S. Holder (regardless of accounting method) would be required to accrue as original issue discount the product of the comparable yield (adjusted to reflect the length of the accrual periods) and the "adjusted issue price" of the Reset PERQS, for each accrual period. The adjusted issue price of the Reset PERQS at the beginning of the first accrual period would be the Issue Price and for any accrual period thereafter would generally equal (x) the sum of the Issue Price of the Reset PERQS and the accrued original issue discount for all prior accrual periods minus (y) the amount of any prior payments on the Reset PERQS. On a sale, exchange or retirement of the Reset PERQS, a U.S. Holder generally would treat any gain as interest income and any loss as ordinary loss to the extent of previous interest inclusions and the balance as capital loss.

                                 It is also possible that the Reset PERQS could be characterized in a manner that results in tax consequences different from those described above. Under alternative characterizations of the Reset PERQS, it is possible, for example, that (i) a U.S. Holder could be taxable upon the receipt of AMD Stock, rather than upon the sale of such stock or (ii) the full amount of the stated interest on the Reset PERQS could be treated as a nontaxable return of capital.

                                 DUE TO THE ABSENCE OF AUTHORITY AS TO THE
                                 PROPER CHARACTERIZATION OF THE RESET PERQS, NO ASSURANCE CAN BE GIVEN THAT THE IRS WILL ACCEPT OR THAT A COURT WOULD UPHOLD ANY OF THE CHARACTERIZATIONS DESCRIBED ABOVE.

                                 Backup Withholding and Information Reporting

                                 A holder of the Reset PERQS may be subject to information reporting and to backup withholding at a rate of 31 percent of certain amounts paid to the holder unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

                                 Certain United States Federal Taxation
                                 Considerations for Foreign Corporations

                                 While not free from doubt, a holder of a
                                 Reset PERQS that is a foreign corporation (a
                                 "Non-U.S. Holder") that (i) does not own 10
                                 percent or more of the total combined voting
                                 power of all classes of stock of the Company
                                 entitled to vote, (ii) is not a "controlled
                                 foreign corporation" that is related,
                                 directly or indirectly, to the Company and
                                 (iii) complies with certain certification
                                 requirements should not be subject to U.S.
                                 withholding tax in respect of the delivery of the AMD Stock at maturity and more likely than not will not be subject to U.S.
                                 withholding tax in respect of payments of
                                 stated interest on the Reset PERQS.  In
                                 addition, pursuant to the terms of certain
                                 income tax treaties entered into by the
                                 United States (including those with The
                                 United Kingdom, France and Germany), a
                                 Non-U.S. Holder that is entitled to treaty
                                 benefits will be exempt from U.S. withholding tax on amounts paid by the Company in respect of the Reset PERQS, provided that a completed IRS Form 1001 (or a substitute form) was furnished by such holder. THE COMPANY CURRENTLY INTENDS TO DEDUCT U.S. WITHHOLDING TAX FROM PAYMENTS OF STATED INTEREST MADE IN RESPECT OF THE RESET PERQS TO NON-U.S.
                                 HOLDERS THAT ARE NOT ENTITLED TO SUCH TREATY
                                 BENEFITS.  Payments in respect of the Reset
                                 PERQS not exempt from U.S. withholding tax
                                 will be subject to such tax at a rate of 30%
                                 (as reduced by applicable treaty). A Non-U.S. Holder that satisfies the requirements in (i) to (iii) of this paragraph may apply for a refund of any amount deducted by the Company in respect of U.S. withholding tax. Any capital gain realized upon the sale or other disposition of the Reset PERQS by a Non-U.S. Holder will generally not be subject to U.S. federal income tax provided such gain is not effectively connected with a U.S. trade or
                                 business of such holder.   Non-U.S. Holders
                                 considering the purchase of Reset PERQS
                                 should consult their own tax advisors with regard to the application of U.S. withholding tax with respect to payments on the Reset PERQS.


                   HYPOTHETICAL PAYMENTS ON THE RESET PERQS

Based on an Initial Price of $40 per share of AMD Stock and a first year cap of 133% and a second year cap of 133%, the following table illustrates, for a range of First Year Closing Prices and Maturity Prices, the consequent adjustments to the Exchange Ratio, Second Year Cap Prices, the Payments at Maturity Based on AMD Stock for each $40 principal amount of Reset PERQS and the total return including interest payments, based on a hypothetical interest rate of 10.00% per annum, for each $40 principal amount of Reset PERQS. For purposes of this table, all Adjusted Exchange Ratios are rounded to the nearest one-hundredth of a percentage point with five one-hundredths of a percentage point being rounded upwards.

                                                                              4/15/98
                          Initial                                             Adjusted
                         Exchange         First Year         First Year       Exchange             Second Year
       Initial Price       Ratio           Cap Price       Closing Price       Ratio                Cap Price
       -------------     --------         ----------       -------------      --------             -----------
           $40.00          1.00             $53.20             $68.00          0.7824                 $90.44
           $40.00          1.00             $53.20             $60.00          0.8867                 $79.80
           $40.00          1.00             $53.20             $60.00          0.8867                 $79.80
           $40.00          1.00             $53.20             $52.00          1.0000                 $69.16
           $40.00          1.00             $53.20             $54.00          0.9852                 $71.82
           $40.00          1.00             $53.20             $44.00          1.0000                 $58.52
           $40.00          1.00             $53.20             $40.00          1.0000                 $53.20
           $40.00          1.00             $53.20             $30.00          1.0000                 $53.20
           $40.00          1.00             $53.20             $20.00          1.0000                 $53.20
           $40.00          1.00             $53.20            $100.00          0.5320                 $133.00
                                              |                                                          |
                                           133% of                                                  Greater of
                                        Initial Price                                                  (x)
                                                                                                     133% of
                                                                                                   First Year
                                                                                                     Closing
                                                                                                    Price and
                                                                                                       (y)
                                                                                                    First Year
                                                                                                    Cap Price

                                                             Reset
                                                             PERQS
                                           Reset            Payment
                                           PERQS          at Maturity
                         4/15/99          Payment         plus 10.00%
                         Adjusted       at Maturity         Coupon
                         Exchange         Based on          ("Total       Annual           Stock
      Maturity Price      Ratio          AMD Stock         Payment")      YTM(1)         YTM(1)(2)
      --------------     --------       -----------       -----------     ------         ---------
         $100.00          0.7076           $70.76            $78.76       43.12%          58.11%
          $78.00          0.8867           $69.16            $77.16       41.62%          39.64%
          $48.00          0.8867           $42.56            $50.56       13.49%           9.54%
          $65.00          1.0000           $65.00            $73.00       37.62%          27.48%
          $46.00          0.9852           $45.32            $53.32       16.74%           7.24%
          $62.00          0.9439           $58.52            $66.52       31.13%          24.50%
          $52.00          1.0000           $52.00            $60.00       24.25%          14.02%
          $38.00          1.0000           $38.00            $46.00        7.89%          (2.53)%
          $16.00          1.0000           $16.00            $24.00      (25.37)%        (36.75)%
          $20.00          0.5320           $10.64            $18.64      (36.34)%        (29.29)%
                                             |
                                          Maturity
                                         Price Times
                                          Adjusted
                                          Exchange
                                           Ratio

------------
(1) Yield to maturity calculated on an annual money market-equivalent basis.
(2) Assumes no dividends on AMD stock.